Exhibit 99.1

For immediate release	June 9, 2021

Crown Crafts Reports Fiscal 2021 Fourth Quarter and Full Year Results

●	Net sales increased 7.5% for the quarter and 7.9% for the full year
●	Gross profit improved for the quarter and full year
●	Balance sheet remains strong

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fourth quarter and fiscal year 2021, which ended March 28, 2021.

“Fiscal 2021 was a phenomenal year for Crown Crafts. Our strong performance continued in the fourth quarter with higher net sales and gross profit, and improved customer and product mix,” said E. Randall Chestnut, Chairman and Chief Executive Officer. “We remain financially strong as we start the new fiscal year, and we are proud of the flexibility and commitment our employees have shown throughout this period of uncertainty.”

“Excluding the impact of the Carousel closure, we achieved improvement in net sales and net income in every quarter of fiscal 2021 compared with the prior-year quarter,” said Olivia Elliott, President and Chief Operating Officer. “This was due to the ongoing popularity of our products in the marketplace and the outstanding performance of our employees.”

Financial Results

Net income for the fourth quarter of fiscal 2021 was $238,000, or $0.02 per diluted share, on net sales of $21.8 million, compared with net income of $1.6 million, or $0.16 per diluted share, on net sales of $20.3 million for the fourth quarter of fiscal 2020. Gross profit for the current-year quarter was 26.7% of net sales, up from 26.3% in the prior-year quarter.

For the fiscal year, net income was $6.1 million, or $0.60 per diluted share, on net sales of $79.2 million, compared with net income of $6.6 million, or $0.65 per diluted share, on net sales of $73.4 million for fiscal 2020. Gross profit for the current year was 30.4% of net sales, up from 29.4% in the prior year.

As previously announced, the Company closed the operations of its Carousel Designs subsidiary effective May 21, 2021. The current year quarter and full year periods included a loss of $2.2 million from the impairment of Carousel’s long-lived assets. The after-tax impact of this impairment was $1.7 million, or $0.17 per diluted share.

The current-year quarter and year-to-date periods were impacted favorably by $320,000, or $0.03 per diluted share due to the reversal of a portion of reserves for unrecognized tax benefits and the related interest and penalties that had been previously accrued. Current-year net income for the year-to-date period was also impacted favorably by $74,000, or $0.01 per share, due to the effect of certain tax credits. The quarter and year ended March 29, 2020 were impacted favorably by $276,000, or $0.03 per diluted share, and $568,000, or $0.06 per diluted share, respectively, due to the reversal of a portion of reserves for unrecognized tax benefits and the related interest and penalties that had been previously accrued. Net income for fiscal 2020 was also impacted favorably by $273,000, or $0.03 per share, due to the effect of certain tax credits.

Quarterly Cash Dividend

As announced on May 13, 2021, the Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on July 2, 2021 to stockholders of record at the close of business on June 11, 2021.

Conference Call

The Company will host a teleconference today at 10:00 a.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Daylight Time on September 9, 2021. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10157261.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. The Company operates through its two wholly owned subsidiaries, NoJo Baby & Kids, Inc. and Sassy Baby, Inc., which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Craig J. Demarest

Vice President and Chief Financial Officer

(225) 647-9118

cdemarest@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

	Three-Month Periods Ended		Twelve-Month Periods Ended
	March 28, 2021	March 29, 2020	March 28, 2021	March 29, 2020
	(Unaudited)
Net sales	$21,824	$20,307	$79,164	$73,396
Gross profit	5,827	5,350	24,097	21,590
Gross profit percentage	26.7%	26.3%	30.4%	29.4%
Marketing and administrative expenses	3,616	3,510	14,218	13,853
Loss from impairment of long-lived assets	2,234	-	2,234	-
(Loss) income from operations	(23)	1,840	7,645	7,737
Income before income tax expense	70	1,873	7,723	7,768
Income tax (benefit) expense	(168)	265	1,642	1,207
Net income	238	1,608	6,081	6,561
Basic earnings per share	$0.02	$0.16	$0.60	$0.65
Diluted earnings per share	$0.02	$0.16	$0.60	$0.65

Weighted Average Shares Outstanding:
Basic	9,991	10,167	10,144	10,149
Diluted	10,009	10,170	10,150	10,150

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	March 28, 2021	March 29, 2020
Cash and cash equivalents	$613	$282
Accounts receivable, net of allowances	19,338	17,803
Inventories	20,335	17,732
Total current assets	41,470	37,041
Operating lease right of use assets	4,068	4,896
Finite-lived intangible assets - net	3,163	5,577
Goodwill	7,125	7,125
Total assets	$58,082	$57,173

Total current liabilities	12,946	6,479
Long-term debt	-	2,578
Operating lease liabilities, noncurrent	2,641	4,959

Shareholders’ equity	41,865	42,436
Total liabilities and shareholders’ equity	$58,082	$57,173